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                                                                     Exhibit 5.1

                    [Gibson, Dunn & Crutcher LLP Letterhead]

                                  July 1, 2003


(415) 393-8200                                                      C72711-00039


PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588

     Re:  Registration Statement on Form S-4 of PeopleSoft, Inc.

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 (the "Registration Statement"), of PeopleSoft, Inc., a Delaware corporation (the "Corporation"), filed under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of up to 62,329,345 shares (the "Shares") of the Corporation's common stock, par value $.01 per share ("Common Stock"), and associated preferred stock purchase rights, to be issued in exchange for shares of common stock, par value $.001 per share, of J.D. Edwards & Company ("J.D. Edwards"), and associated stock purchase rights, pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of June 16, 2003, among the Corporation, J.D. Edwards and Jersey Acquisition Corporation, a wholly-owned subsidiary of the Corporation (the "Merger Agreement").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Corporation and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Corporation of the Shares in connection with the

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PeopleSoft, Inc.
July 1, 2003
Page 2

transactions contemplated by the Merger Agreement has been duly authorized and
(ii) when issued as described in the Registration Statement in compliance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

     We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.


                                   Very truly yours,



                                   /s/ GIBSON, DUNN & CRUTCHER LLP


DDS/LAF/MLF/LYD